Exhibit 99.1

News Release

For More Information Contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE ANNOUNCES $20 MILLION STOCK
REPURCHASE PROGRAM
Hillsboro, OR-February 29, 2012 - Lattice Semiconductor Corporation (NASDAQ: LSCC) announced today that its Board of Directors has approved a stock repurchase program pursuant to which up to $20 million of its outstanding common stock may be repurchased from time to time. The duration of the repurchase program is twelve months. Under the program, Lattice may purchase shares of its common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions and corporate and regulatory considerations. The purchases will be funded from available working capital. As of February 28, 2012, Lattice had approximately 118,415,975 shares of common stock outstanding.
Lattice Semiconductor concluded a prior twelve month repurchase program in October 2011, having repurchased and retired approximately 2.8 million total shares at a cost of approximately $16.4 million.

“The announcement of a new stock repurchase program reflects our continuing confidence in the Company's prospects and our commitment to our shareholders,” stated Darin Billerbeck, Lattice's Chief Executive Officer. “Importantly, our solid financial position allows us to, at the same time, continue delivering innovative low cost and low power solutions to our customers and investing in the areas of our business that will drive our future growth.”

Forward Looking Statements Notice
The foregoing paragraphs contain forward-looking statements about Lattice's common stock repurchase program, including the maximum amounts that may be purchased under the program, our confidence in the Company's prospects and our ability to continue delivering innovative low cost and low power solutions to our customers and investing in the areas of our business that will drive our future growth. The statements are based on management's current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the company's control and are difficult to predict, including, but not limited to, changes in the market price of the company's common stock and changes in the company's financial results, financial condition and cash requirements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Lattice undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Lattice Semiconductor
Lattice is the source for innovative FPGA, PLD and programmable Power Management solutions. For more information, visit www.latticesemi.com. Follow Lattice via Facebook, RSS and Twitter.
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Lattice Semiconductor Corporation, Lattice (& design) and L (& design) are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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